UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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JDS UNIPHASE CORPORATION

(Name of registrant as specified in its charter)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 5, 2014

JDSU Uniphase Corporation (“JDSU” or the “Company”) is providing the following additional information to clarify several key facts that were omitted or misstated in the recent public commentary regarding JDSU’s upcoming annual shareholder meeting.

In May 2014, JDSU amended its bylaws to increase the minimum notice period for shareholder proposals from 30 days to 60 days. This amendment was made in order to allow additional time for JDSU to consider and evaluate shareholder proposals. While, as discussed below, the Company would not be required to include proposals submitted during this notice period in its proxy statement, the earlier notice period was intended to give JDSU the necessary time to consider inclusion of a proposal or a discussion of a proposal in its proxy statement, which is generally mailed approximately 45 days prior to the annual meeting.

The bylaws amendment was made before JDSU had any engagement with Sandell Asset Management, and before JDSU had any knowledge that Sandell either owned shares of JDSU or had any interest in submitting any proposal for JDSU’s 2014 shareholder meeting. Accordingly, in no way was the bylaws amendment intended to deny Sandell or any other shareholder the opportunity to present its proposal.

In fact, Sandell validly presented its proposal as an advisory proposal within the 60-90 day window of the revised bylaws and will be fully entitled to present the advisory proposal at the annual meeting provided Sandell meets customary records requirements. While Sandell was completely free to file its own proxy materials and include all of JDSU’s proposals on its proxy card, or to submit an alternate slate of directors in the same manner that it submitted its advisory proposal, it chose to do neither.

From a technical perspective, Sandell did not have standing to require JDSU to include its advisory proposal in the Company’s proxy as Sandell has never represented that it owned the minimum stock ($2,000) for a minimum continuous period of time (1 year), and Sandell did not submit its proposal at least 120 days prior to the mailing date of JDSU’s last annual meeting, as required in accordance with SEC regulations. However, from a practical perspective, Sandell again was completely free to ask JDSU in its public letters and during several conference calls with JDSU to include its advisory proposal in JDSU’s proxy. Sandell also was completely free to raise any concerns or objections to JDSU’s bylaws with JDSU. Sandell chose to do neither.

JDSU immediately acknowledged receipt of Sandell’s intention to present its advisory proposal and never disputed Sandell’s right to present the advisory proposal at the annual shareholder meeting. A shareholder proposal that is not presented for inclusion in a company’s proxy statement but rather is eligible to be voted upon at an annual meeting is often referred to as a “floor proposal.” JDSU’s description of Sandell’s advisory floor proposal in JDSU’s proxy statement is consistent with the treatment afforded to floor proposals in proxy statements for at least three Fortune 100 companies this year.

Further, none of the three major proxy advisory firms – Institutional Shareholder Services (ISS), Glass Lewis and Egan Jones – have been supportive of the substance of Sandell’s advisory proposal. As JDSU noted on November 24, 2014, Glass Lewis and Egan Jones have both recommended voting unanimously in favor of all of JDSU’s proposals and board nominees, and ISS recognized JDSU’s continued efforts to drive shareholder value through the proposed spin-off of its CCOP business unit and the efficient use of its assets, including NOLs.

The JDSU Board has a proven track record of being a strong promoter of shareholder rights and maintaining corporate governance best practices. JDSU’s Board frequently enhances its governance structure and practices, which include shareholder-friendly attributes such as:

•	Majority vote standard for non-contested director elections;

•	A declassified Board;

•	Simple majority voting standard to amend bylaws/charters;

•	All directors except the CEO are independent;

•	Independent Board Chairman with substantive role and responsibilities; and

•	Appropriate balance of tenured experience and new perspectives – for example, two of the six JDSU board nominees for this year’s annual shareholder meeting have joined the JDSU Board within the past 3 years.

Given the additional commentary surrounding this year’s annual shareholder meeting, the JDSU Board reiterates an important point for shareholders: JDSU remains committed to maximizing shareholder value and working constructively with shareholders to understand their concerns.

The JDSU Board urges shareholders to take into account all of the relevant facts in reaching a decision on how to cast their vote. The JDSU Board continues to encourage shareholders to vote “FOR” ALL six JDSU director nominees: Keith Barnes, Timothy Campos, Penelope A. Herscher, Masood A. Jabbar, Martin A. Kaplan and Thomas Waechter.